Exhibit 10.7

December 22, 2021

Paul Bay

Ingram Micro

3351 Michelson Dr

Irvine, CA 92612

Dear Paul:

This letter will confirm your promotion to the position of Chief Executive Officer effective January 1, 2022. You will continue to work in Irvine and report directly to me.

Effective with this promotion, I am pleased to share your new total compensation package:

	Current	New
Title:	EVP & President, Technology Solutions	CEO
Grade:	E8	E9
Annual Base Salary: (based on bi-weekly pay)	$775,000 ($29,807.69/Pay period)	$900,000 ($34,615.38/Pay period)
1. Annual Executive Incentive Program plus MBO:	100% 20% $930,000	200% 40% $2,160,000
2. Long-Term Incentive (LTI) Program (projected annual)	Participation Plan (PP)	Participation Plan (PP)
Total Target Compensation	$1,705,000 (plus PP)	$3,060,000 (plus PP)

Effective with your promotion, you will continue to be eligible to participate in the Company’s 2022 Annual Executive Incentive Program and the MBO program. Your EIP target incentive award will be 200% of your prorated annual base salary and MBO will be up to 40% of your prorated annual base salary. A participant must be employed through the program year-end to be eligible. Details regarding the 2022 program will be provided to you in the first quarter of 2022.

This promotion is contingent on your acceptance of the terms and conditions detailed in your respective country’s Agreement for the Protection of Company Information; as provided by your local Human Resource organization.

This promotion is made with the mutual understanding that your employment by Ingram Micro is on an “at will” basis; that is, either you or the Company may dissolve the employment relationship at any time for any reason, with or without notice.

Paul Bay

December 22, 2021

Ingram Micro is a values-based company which employs the highest ethical standards and demonstrates honesty and fairness in every action we take. The Code of Conduct (attached) affirms the Company’s commitment to these high standards. By accepting Ingram Micro’s offer of employment, you agree to comply with our Code of Conduct and will be asked to annually provide affirmation to these standards.

I am pleased that this promotion will enable you to continue your professional career development and am confident that you will make significant contributions to the continued growth and financial success of Ingram Micro.

Sincerely,

/s/ Alain Monie

Attachments:

Code of Conduct

Agreement for Protection of Company Information

cc:	Scott Sherman
Cathy McCutcheon
Personnel File